UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 9, 2012
Date of Report (Date of earliest event reported)

Oryon Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)
Nevada	001-34212	26-2626737
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

340 Basa Compound, Zapate,
Las Pinas City
Metro Manila, Philippines
(Address of Principal Executive Offices)

(702) 973-1583
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement.

On March 9, 2012, Oryon Holdings, Inc., a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oryon Merger Sub, LLC, a Texas limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), and OryonTechnologies, LLC, a Texas limited liability company (“Oryon”).  Oryon is a technology company with certain intellectual property rights related to a three-dimensional, elastomeric, membranous, flexible electroluminescent lamp.

The Merger Agreement contains customary representations, warranties, and conditions to closing, including but not limited to, that the closing of the Merger (the “Closing”) shall occur when Oryon completes an audit of its financial statements as required to be filed by the Company upon the Closing in accordance with U.S. securities laws and when approval by the Oryon Members (as defined below) and Oryon note holders of the Merger and Merger Agreement has been obtained.

Pursuant to the terms of the Merger Agreement, Oryon will merge into Merger Sub (the “Merger”) in exchange for the issuance to the members of Oryon (“Oryon Members”) of 16,502,121 shares of common stock of the Company. Following the Closing of the Merger, Oryon shall become a wholly-owned subsidiary of the Company and the Oryon Members shall own approximately 52% of all the issued and outstanding shares of capital stock of the Company.

The following description of the terms and conditions of the Merger Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference into this Item 1.01.

Issuance of Common Stock - At the Closing, each issued and outstanding membership unit of Oryon (each an “Oryon Unit”) immediately prior to the Closing will be converted automatically into the right to receive eight (8) shares of Company common stock and a Contingent Share Right (as defined below) upon surrender of the Oryon Units (the “Merger Consideration”).

Conversion of Notes - As a condition to Closing, Oryon will solicit its Series C convertible promissory note holders (each a “Series C Holder”) to amend Oryon’s Series C convertible promissory notes (“Series C Notes”) such that each Series C Holder may elect to convert the amount of outstanding principal and accrued unpaid interest under its Series C Notes into shares of Company common stock on or after the Closing and that upon receipt by Oryon of the full $2 million of proceeds from a financing as contemplated in the Merger Agreement within nine (9) months of the Closing, all of the Series C Notes will automatically be converted into shares of Company common stock. The amendment would provide that the number of shares of Company common stock issuable upon conversion of the Series C Notes shall be an amount equal to eight (8) shares of Company common stock multiplied by one dollar ($1.00) divided by the current conversion price for the applicable series of Series C Notes.

Convertible Debt of Oryon - Upon election by a Series C Holder to convert its Series C Note at Closing, the entire outstanding principal balance of, and all accrued and unpaid interest on, such issued and outstanding Series C Note, shall be automatically converted into Oryon Units in accordance with the terms of such Series C Note, and then such Oryon Units will be converted into the right to receive Merger Consideration.

Contingent Shares - As a component of the Merger Consideration, Oryon Members and Series C Holders will receive a right to be issued additional shares of Company common stock (the “Contingent Share Right”) in the event that less than $2 million is raised by the Company under a financing commencing on the Closing and ending nine (9) months after the Closing.

Warrants and Options - In connection with the Merger, Oryon will solicit the consent of the holders of outstanding warrants and options issued by Oryon to exchange such warrants and options effective as of the Closing, whereby each outstanding warrant to purchase an Oryon Unit shall be exchanged for a warrant to purchase eight (8) shares of Company common stock, and each outstanding option to purchase an Oryon Unit shall be exchanged for an option to purchase eight (8) shares of Company common stock under the Company’s 2012 Equity Incentive Plan.

Change in Directors and Management - There will be a change in the Company’s Board of Directors and executive officers at Closing.  Specifically, at Closing, Ms. Crystal Coranes and Ms. Rizalyn Cabrillas will resign as members of the Company’s Board of Directors.  In addition, at Closing, Ms. Coranes will resign as President and Chief Executive Officer of the Company and Ms. Cabrillas will resign as Chief Financial Officer, Treasurer and Secretary of the Company.   At Closing, Messrs. Tom Schaeffer, Mark E. Pape, Larry L. Sears, Jon S. Ross and Brendon Mills will be appointed to the Company’s Board of Directors. In addition, it is expected that Mr. Schaeffer will be appointed as the Company’s new President and Chief Executive Officer, and Mr. Pape will be appointed as the Company’s new Chief Financial Officer, Treasurer and Secretary.  Messrs. Schaeffer and Pape are currently officers of Oryon.  In addition, Messrs. Pape and Sears are Oryon Members.

SECTION 9 -  FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
2.1	Agreement & Plan of Merger dated March 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORYON HOLDINGS, INC., a Nevada corporation

Dated: March 14, 2012	By:	/s/ Crystal Coranes
Crystal Coranes Chief Executive Officer